Exhibit 23.3

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program and the 1998 Employee Stock Purchase Plan, of our report dated October 24, 2000, with respect to the consolidated statements of income, shareholders’ equity and cash flows and schedule of Sawtek Inc. and subsidiaries for the year ended September 30, 2000, which report appears as an exhibit in the Annual Report (Form 10-K) of TriQuint Semiconductor, Inc. for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Orlando, Florida

May 30, 2003